NetSpeak Corporation Announces Expiration of Lock-Up Agreements

         Boca Raton, FL February 19, 1998 -- NetSpeak Corporation (NASDAQ: NSPK) today announced that lock-up agreements entered into in connection with the Company's May 1997 initial public offering will expire at the close of business on Friday, February 20, 1998, rather than February 28, 1998 as originally provided for. The lock-up agreements affect approximately 7.9 million shares of NetSpeak common stock.

         Approximately 3.3 million of the 7.9 million shares released from the lock-up agreements will be freely tradable at the start of trading on Monday, February 23, 1998 pursuant to Rule 144(k) under the Securities Act of 1933. An additional approximately 4.2 million shares currently subject to lock-up agreements also will become tradable at that time, subject, however, to the volume limitations, manner of sale requirements and other provisions of Rule
144. The remaining approximately 450,000 shares currently subject to lock-up agreements will become eligible for public sale under Rule 144 in June 1998.

         Upon expiration of the lock-up agreements on February 20, 1998, there will be no lock-up agreements in effect.

ABOUT NETSPEAK CORPORATION

         NetSpeak Corporation (NASDAQ: NSPK), based in Boca Raton, Florida, develops, markets, licenses and supports a suite of intelligent software modules which provide business solutions for concurrent, real-time interactive voice, video and data communications over packetized data networks such as the Internet, Local Area Networks (LANs) and Wide Area Networks (WANs). NetSpeak's products allow organizations to build new voice and video-enabled communications networks, or to add these communications capabilities to their existing enterprise. For additional information visit NetSpeak's World Wide Web site at http://www.netspeak.com.

FOR MORE INFORMATION, CONTACT:
John W. Staten
Netspeak Corporation
561-997-4001
JOHN@NETSPEAK.COM

NetSpeak is a registered trademark of NetSpeak Corporation.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.